Exhibit 10.6

Addendum

          This Addendum amends that certain Employment Agreement dated December 8, with an effective date of December 15, 2000, (attached hereto as Exhibit “A” and incorporated herein and made a part hereof by this reference) by and between Albert Zezulinski (“Employee”) and NCO FINANCIAL SYSTEMS, INC. (“Company”), a Pennsylvania corporation (the “Agreement”), and this Addendum shall be effective as of January 1, 2005 (the “Effective Date”).

          For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

          1.          Paragraph 3 of the Agreement is amended by deleting therein and elsewhere in the Agreement any reference to the Division. Further, said paragraph is amended to provide that Employee’s duties shall be under the supervision of the Chief Operating Officer of Shared Services, or his designee.

          2.          Paragraph 4 of the Agreement is amended by deleting the text of such paragraph in its entirety and replacing it with the following:

“The term of this Agreement shall be for a period of three (3) years (the “Term”), commencing on the Effective Date and terminating on December 31, 2007, subject to any early termination provisions set forth in the Agreement. Unless either party elects to terminate this Agreement at the end of the Term by giving the other party written notice of such election at least ninety (90) days before the expiration of the Term or Additional Term (as hereinafter defined), the Term or then current Additional Term shall be deemed to have been extended for an additional term of one (1) year (“Additional Term”) commencing on the day after the expiration of the Term or current Additional Term and thereafter, from year to year until terminated in accordance herewith. At any time during an Additional Term, either party may terminate this Agreement by giving the other party written notice of such election at least sixty (60) days prior to such termination.”

          3.          Paragraph 5 of the Agreement is amended by deleting the text of such paragraph in its entirety and replacing it with the following:

“(a)     For all of the service rendered by Employee to Company, Employee shall receive Base Compensation at the gross annual rate of Two Hundred Fifty Thousand Dollars ($250,000), payable in installments in accordance with Company’s regular payroll practices in effect from time to time. Employee’s Base Compensation shall be reviewed annually and shall be adjusted by not less than the prevailing Consumer Price Index (“CPI”) for the Philadelphia, Pennsylvania area.

(b)     Annual Bonus:  In addition to the Base Salary, so long as Employee satisfies the    duties and obligations of his employment, including meeting individual annual goals and objectives and Company’s overall performance, Employee shall be entitled to receive an Annual Bonus determined in a fair and equitable method consistent among similarly situated executive officers of the Company. Employee’s Annual Bonus shall be in an amount up to seventy five percent (75%) of the Base Salary. The bonus shall be paid out of a bonus pool of funds established by the Company’s compensation committee based on the Company’s economic performance and other extenuating circumstances, if any, together with input from the Chief Executive Officer of the Company. The bonus pool shall be calculated, subject to modification by the Board, as follows:

Results/Plan	Incentive as a Percent of Target

Less than 90%	0
90%	20%
91% to 100%	+8% for each point above 90
100%	100%
100% to 120%	+5% for each point from 100 to 120
120% and above	200%

          4.          Paragraph 6 of the Agreement is amended by deleting the text of such paragraph in its entirety and replacing it with the following: Employee shall be entitled to all Benefits as those granted to similar situated Executive Officers of the Company.

          5.          Employee hereby acknowledges that the Restrictions set forth in Paragraph 14 of the Agreement are reasonable and shall remain in full force and effect as though fully set forth at length in this Addendum.

          6.          In the event any term or condition of this Addendum is inconsistent with any term or condition of the Agreement, the terms of this Addendum will control. Except as stated above, all the terms and conditions of the Agreement, including all restrictions and covenants, shall remain in full force and effect and are incorporated herein by reference as though set forth at length.

          IN WITNESS WHEREOF, the parties have executed this Addendum to become effective on the Effective Date.

NCO FINANCIAL SYSTEMS, INC.

By:

Name:
Title:	EVP

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